For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS REPORTS
FIRST QUARTER FISCAL YEAR 2009 RESULTS

Mountain View, CA—February 5, 2009—Catapult Communications Corporation (Nasdaq: CATT) today reported that revenues for its first fiscal quarter ended December 31, 2008 were $9.8 million. After non-cash, pre-tax stock option expenses of $553,000, the Company reported net income for the quarter of $57,000 or 0.49 cents per share compared to a net loss of $1.2 million or 9 cents per share for the first quarter of fiscal 2008.

During the first quarter of fiscal 2009, Catapult invested $2.0 million in capitalized software development expenses and repurchased approximately 393,000 shares at a cost of $2.0 million. The Company’s total cash, cash equivalent and investment position decreased by $5.3 million to $41.1 million. This total includes $4.6 million in currently illiquid auction rate securities classified as long-term investments. This value is net of a non-cash temporary unrealized holding loss of $309,000 that was recorded against these securities on the Company’s December 31, 2008 balance sheet in light of the deterioration in financial markets.

“There is no doubt that LTE is gaining momentum as the next worldwide telecom standard, and Catapult is well positioned to capitalize on it,” said Dr. Richard A. Karp, Chairman and CEO. “While the majority of our revenue continues to be derived from the delivery of test systems for current telecom technologies, the upside in the first quarter came from new business driven by LTE design wins. We have received LTE test system orders in each of our major geographic regions, with the majority coming from our Japan and Asia Pacific regions, where early adoption of new technology is the norm. Thanks to a strong cash position, we have been able to invest in product development to be prepared for the LTE cycle. Our results are now beginning to reflect the benefit of that investment.”

Catapult Communications will be discussing its first quarter results on a conference call today at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (866) 761-0748 or (617) 614-2706 and provide conference ID# 18906063 to access the call. The conference call will also be broadcast from www.catapult.com.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will be provided by telephone two hours after the completion of the conference call through midnight on February 12, 2009. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter conference ID# 16776041.

About Catapult Communications
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants—spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the United Kingdom, Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

###

Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended
	December 31,
	2008	2007
Revenues:
Products	$6,457	$6,770
Services	3,355	3,531

Total revenues	9,812	10,301

Cost of revenues:
Products	1,452	1,248
Services	473	798
Amortization of purchased technology	12	12

Total cost of revenues	1,937	2,058

Gross profit	7,875	8,243

Operating expenses:
Research and development	1,638	3,553
Sales and marketing	3,971	4,345
General and administrative	2,259	2,172

Total operating expenses	7,868	10,070

Operating income (loss)	7	(1,827)
Interest income	232	744
Other income, net	175	130

Income (loss) before income taxes	414	(953)
Provision for income taxes	357	218

Net income (loss)	$57	$(1,171)

Net income (loss) per share:
Basic	$0.00	$(0.09)

Diluted	$0.00	$(0.09)

Shares used in per share calculation:
Basic	11,568	13,373

Diluted	11,568	13,373

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2008	2008
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$36,410	$41,380
Accounts receivable, net	7,866	6,487
Inventories	2,775	2,313
Other current assets	2,217	2,431

Total current assets	49,268	52,611
Long-term investments	4,641	4,950
Property and equipment, net	1,027	1,011
Goodwill and other intangibles	49,446	49,464
Other assets	8,017	5,992

Total assets	$112,399	$114,028

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,123	$6,024
Deferred revenue	7,196	6,446

Total current liabilities	12,319	12,470
Deferred revenue, long-term	111	173
Deferred taxes and other liabilities, long-term	5,218	5,057

Total liabilities	17,648	17,700

Total stockholders’ equity	94,751	96,328

Total liabilities and stockholders’ equity	$112,399	$114,028